Exhibit 99.4

FOR IMMEDIATE RELEASE	For More Information, Contact:
January 9, 2012	Jim Drewitz, Investor Relations 830-669-2466

ART’S WAY MANUFACTURING ANNOUNCES THEY WERE A FEATURED PRESENTER AT THE SIDOTI & COMPANY, LLC MICRO-CAP CONFERENCE

Conference Was Held In New York City With Over 300 Institutional Investors In Attendance

ARMSTRONG, Iowa, January 9, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services today announces it was one of the featured presenters at the Sidoti & Company, LLC semiannual New York Micro-Cap Conference held at the Grand Hyatt New York Hotel in midtown Manhattan.

Sidoti & Company, LLC, founded in 1999, is a Wall Street’s preeminent provider of equity research focused on undiscovered, profitable companies at a market capitalization of less than $3 billion. Sidoti & Company has made it their mission to shed light on the sub-$200 million micro-cap space and its trove of neglected gems. Sidoti’s collaborative and informative Micro-Cap Conferences contribute greatly to this enlightenment process, as they introduce companies that boast sound fundamentals and intriguing stories, show fast growth and profitability, or otherwise hold great promise, yet are largely unknown to investors. At Sidoti’s last conference, nearly every major institutional investor in the micro-cap sector was present.

Art’s Way’s presentation, which included a slide show given at this conference, will be archived on the Art’s Ways Manufacturing web site www.artsway-mfg.com under the Investor Relations tab.

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

Investors and shareholders are invited to send their email to jim@jdcreativeoptions.com to be added to the Company’s email database for future news releases.

For More Information, Contact:	Jim Drewitz, Investor Relations 830-669-2466 jim@jdcreativeoptions.com www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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